EXHIBIT 16.1

April 22, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4 of CILCORP's and Central Illinois Light Company's Form 8-K/A dated April 22, 2003, and have the following comments:

1. We agree with the statements made in the paragraph two except for the second sentence and in paragraphs three, four and five.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of the second paragraph and in the last paragraph.

Yours truly,



/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP